Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-152394,
333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 8, 2009)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Amendment No. 1 Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 5, 2009. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 8, 2009, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

November 5, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 on

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 30, 2009

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

This Amendment No. 1 amends the Current Report on Form 8-K of Hawker Beechcraft Acquisition Company, LLC, filed with the United States Securities and Exchange Commission on September 28, 2009, related to material impairments. This amendment discloses the pre-tax impairment charges to be recorded for the three months ended September 27, 2009.

Item 2.06.	Material Impairments

On September 28, 2009, Hawker Beechcraft Acquisition Company (“the Company”) filed a Current Report on Form 8-K (“the Original Form 8-K”) stating that, based on current global economic conditions and the Company’s updated expectation of the timing of a general aviation market recovery, it was likely that the fair value of its Business and General Aviation (“B&GA”) segment had been reduced below its carrying value. As a result, the Company commenced an interim review of the value of its goodwill and intangible assets and anticipated recording material non-cash impairment charges for the three months ended September 27, 2009. The Original Form 8-K also indicated that the Company was evaluating potential non-cash charges related to other asset impairments as well as potential increases to reserves for loss-making aircraft and for supplier claims. At the time of the filing of the Original Form 8-K, the Company was unable to estimate the amount, or potential range of the amounts, of the impairment and other charges.

On October 30, 2009, the Company concluded its analysis and determined that the pre-tax impairment charges related to goodwill and intangible assets for the B&GA segment were $521.3 million, including a full impairment of the $340.1 million of goodwill for the B&GA segment. In addition, the Company concluded that additional pre-tax charges totaling $205.1 million were necessary to reduce the carrying value of other tangible fixed assets and surplus inventory as well as to provide reserves for loss-making aircraft and potential supplier settlements. The aggregated pre-tax charges of $726.4 million will be recorded for the three months ended September 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ SIDNEY E. ANDERSON
Sidney E. Anderson, Vice President and Chief Financial Officer

Dated: November 5, 2009